Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn. (February 18, 2010) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2010 first quarter.

HIGHLIGHTS

First Quarter

•                  Diluted EPS of $.82, up 37 percent from $.60 per share in 2009

•                  Segment operating profit up 34 percent from last year

•                  Dollar sales of $1.7 billion up 2 percent from 2009

•                  Volume up 3 percent from 2009

•                  Grocery Products operating profit up 37 percent; volume up 10 percent; dollar sales up 8 percent

•                  Refrigerated Foods operating profit up 53 percent; volume flat; dollar sales down 1 percent

•                  Jennie-O Turkey Store operating profit up 14 percent; volume up 7 percent; dollar sales up 5 percent

•                  Specialty Foods operating profit up 28 percent; volume up 1 percent; dollar sales up 5 percent

•                  All Other operating profit down 6 percent; volume up 5 percent; dollar sales up 1 percent

•                  The Country Crock® chilled side dish line was acquired from Unilever effective February 1, 2010

The company reported fiscal 2010 first quarter net earnings of $111.2 million, up 37 percent from earnings of $81.4 million a year earlier. Diluted earnings per share for the quarter were $.82 this year compared to $.60 per share last year. Sales totaled $1.73 billion, which was up 2 percent from fiscal 2009.

COMMENTARY

“We are pleased to report record earnings and sales for the quarter. Four of our five business segments delivered double-digit profit gains during the quarter. We are particularly gratified to see the solid improvement in sales and will continue to focus our efforts in this area. Our announcement last week regarding our new Hormel brand advertising campaign demonstrates our commitment to growing our top-line,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Grocery Products segment had an excellent quarter, with strong sales of canned meats and Mexican food products. Our Refrigerated Foods segment had a strong quarter, helped by improved cutout margins. Our Jennie-O Turkey Store segment showed strength, largely as a result of a better whole bird season. They also experienced improved sales of value-added products. Our Specialty Foods segment had a good quarter, with strong sales of private label products and sugar substitutes, while our International segment experienced weaker results,” remarked Ettinger.

SEGMENT OPERATING HIGHLIGHTS — FIRST QUARTER

Grocery Products (15% of Net Sales, 29% of Total Segment Operating Profit)

The Grocery Products segment achieved an impressive segment operating profit improvement of 37 percent versus 2009.  Lower costs and increased revenues of our core products such as Hormel® chili, Dinty Moore® stews, and the SPAM® family of products drove profitability. We were also pleased with the contribution from our new MegaMex Foods business.  Overall, revenue increased 8 percent for the quarter.

Refrigerated Foods (52% of Net Sales, 38% of Total Segment Operating Profit)

The Refrigerated Foods segment finished a strong first quarter with segment operating profit 53 percent greater than last year, as favorable spreads between hog costs and primal values benefitted the segment.  Revenue was flat for the quarter, as we experienced softer demand for hams, bacon and commodity pork.  Additionally, the foodservice sales environment remains weak.

Jennie-O Turkey Store (18% of Net Sales, 18% of Total Segment Operating Profit)

Jennie-O Turkey Store improved its segment profit results by 14 percent during the first quarter.  Stronger whole bird sales and better commodity meat prices helped drive results.  Revenue increased 5 percent for this segment due to increased whole bird and value-added sales.

Specialty Foods (11% of Net Sales, 11% of Total Segment Operating Profit)

Segment profit for Specialty Foods increased 28 percent, with positive contributions from each of its three business units.  Improved results were driven primarily by sales of private label products and sugar substitutes.  Revenue grew 5 percent, led by higher contract manufacturing and sugar substitute sales.

All Other (4% of Net Sales, 4% of Total Segment Operating Profit)

The All Other segment, which consists of Hormel Foods International, experienced a segment profit decline of 6 percent for the quarter, due primarily to weaker exports of fresh pork products.  Revenue was up modestly for the quarter due to strong exports of the SPAM® family of products.

Net Interest and Investment Income

Net interest and investment income was negatively impacted by lower returns on the rabbi trust investments during the first quarter, compared to a year ago.

General Corporate Expense

General corporate expenses were higher in the first quarter due to increased pension and employee benefit expenses.

OUTLOOK

“As a result of our better than expected results in the first quarter, we are raising our full year guidance range from $2.63 to $2.73 per share to $2.68 to $2.78 per share. We anticipate higher hog costs as we progress through the year, and we recognize the strong investment performance in our rabbi trust last year will result in a more difficult comparison. Nevertheless, we believe our strong portfolio of branded products and the strength of our dedicated team should allow us to build upon the momentum of our excellent start,” concluded Ettinger.

DIVIDENDS

Effective February 15, 2010, the Company paid its 326th consecutive quarterly dividend, at the annual rate of $.84.

CONFERENCE CALL

A conference call will be Webcast at 8:00 a.m. CT on Thursday, February 18, 2010. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-762-8779 and you must provide the access code of 4198205. An audio replay is available by calling 800-406-7325 and entering access code 4198205. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, February 18, 2010, through 11:59 p.m. CT on Thursday, March 4, 2010. The Webcast replay will be available at 10:30 a.m. CT, Thursday, February 18, 2010, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index. Hormel Foods has been named one of “The 400 Best Big Companies in America” by Forbes magazine for 10 consecutive years. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 30-35 in the company’s Annual Report for the fiscal year ended Oct. 25, 2009, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

“Country Crock” is a registered trademark of the Unilever Group of Companies and is used under license.  All rights reserved.

Segment Data

Fiscal 2010 First Quarter Segment Operating Results (in Thousands)

	FIRST QUARTER – 13 WEEKS ENDED
	January 24, 2010	January 25, 2009	% Change
NET SALES
Grocery Products	$261,644	$241,943	8.1
Refrigerated Foods	892,302	897,424	(0.6)
Jennie-O Turkey Store	319,951	305,039	4.9
Specialty Foods	186,942	178,890	4.5
All Other	66,608	65,790	1.2
Total	$1,727,447	$1,689,086	2.3

OPERATING PROFIT
Grocery Products	$54,170	$39,635	36.7
Refrigerated Foods	70,188	45,745	53.4
Jennie-O Turkey Store	33,267	29,249	13.7
Specialty Foods	19,630	15,317	28.2
All Other	7,722	8,245	(6.3)
Total segment operating profit	184,977	138,191	33.9
Net interest and investment income	(6,118)	(5,064)	(20.8)
General corporate expense	(10,363)	(8,497)	(22.0)
Noncontrolling interest	1,062	794	33.8
Earnings before income taxes	$169,558	$125,424	35.2

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended
	1-24-2010	1-25-2009

Net sales	$1,727,447	$1,689,086

Cost of products sold	1,409,060	1,416,771

GROSS PROFIT:	318,387	272,315

Selling, general and administrative	145,532	142,525

Equity in earnings of affiliates	2,821	698

OPERATING INCOME:	175,676	130,488

Other income & expenses:
Interest & investment income	443	2,391
Interest expense	(6,561)	(7,455)

EARNINGS BEFORE INCOME TAXES:	169,558	125,424

Provision for income taxes	57,289	43,247
(effective tax rate)	33.79%	34.48%

NET EARNINGS	112,269	82,177
Less: net earnings attributable to noncontrolling interest	1,062	794
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$111,207	$81,383

NET EARNINGS PER SHARE
Basic	$.83	$.61
Diluted	$.82	$.60

WEIGHTED AVG SHARES OUT
Basic	133,589	134,377
Diluted	135,356	135,163

DIVIDENDS DECLARED PER SHARE	$.21	$.19

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	January 24, 2010	October 25, 2009
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$449,092	$385,252
Accounts receivable	348,695	372,292
Inventories	729,231	722,371
Deferred income taxes	62,832	66,435
Prepaid expenses	11,256	9,130
Other current assets	19,483	19,253

TOTAL CURRENT ASSETS	1,620,589	1,574,733

INTANGIBLES	741,915	761,009

OTHER ASSETS	426,285	403,600

PROPERTY, PLANT & EQUIPMENT, NET	941,903	952,713

TOTAL ASSETS	$3,730,692	$3,692,055

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$655,454	$685,029

LONG-TERM DEBT — LESS CURRENT MATURITIES	350,000	350,000

OTHER LONG-TERM LIABILITIES	512,523	532,705

SHAREHOLDERS’ INVESTMENT	2,212,715	2,124,321

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,730,692	$3,692,055

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
	1-24-2010	1-25-2009
	(In Thousands)

OPERATING ACTIVITIES
Net earnings	$112,269	$82,177
Depreciation and amortization of intangibles	30,850	31,033
(Increase) Decrease in working capital	(33,222)	65,918
Other	4,038	(2,739)
NET CASH PROVIDED BY OPERATING ACTIVITIES	113,935	176,389

INVESTING ACTIVITIES
Net sale of available-for-sale securities	0	1,528
Acquisitions of businesses/intangibles	(384)	(543)
Net purchases of property / equipment	(17,652)	(23,919)
Increase in investments, equity in affiliates, and other assets	(565)	(4,075)
NET CASH USED IN INVESTING ACTIVITIES	(18,601)	(27,009)

FINANCING ACTIVITIES
Dividends paid on common stock	(25,373)	(24,877)
Share repurchase	(16,081)	(10,375)
Other	9,960	(4,169)
NET CASH USED IN FINANCING ACTIVITIES	(31,494)	(39,421)
INCREASE IN CASH AND CASH EQUIVALENTS	63,840	109,959
Cash and cash equivalents at beginning of year	385,252	154,778
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$449,092	$264,737